Transmission Rate Incentives Requested for Maine Power Connection

PRESQUE ISLE, ME -- 07/25/2008 -- Officials at Maine Public Service Company (MPS), a subsidiary of Maine & Maritimes Corporation (AMEX: MAM), and Central Maine Power Company (CMP) submitted a joint petition to the Federal Energy Regulatory Commission (FERC) on July 18, 2008, requesting authorization for transmission rate incentives in connection with the Maine Power Connection Project (MPC Project). The MPC Project, with an estimated cost of $625 million, consists of a proposed 200-mile, 345 kV transmission line and the construction of new and upgraded substations. Together, CMP and MPS are developing this voluntary market efficiency project that will provide significant benefits to regional markets and also provide electrical reliability benefits to Maine and New England.

The request for rate incentives was made pursuant to the Federal Power Act, Section 219 and FERC Order No. 679 which allow incentive rates to promote investment in transmission projects providing significant competition, market enhancement, and reliability benefits. MPS and CMP requested that FERC issue a decision by September 18, 2008. Pending Federal and State approvals, the companies expect project construction to begin in June, 2009. In the filing, MPS and CMP requested formula rate-based incentives to recover revenue requirements for the MPC Project, including: (1) an additional return on equity (ROE) of 150 basis points above each company's base ROE and (2) recovery of prudently incurred costs if the MPC Project is abandoned.

More information is available on the Maine Power Connection website at www.mainepowerconnection.com. Download the Petition for Rate Incentives in PDF format.

Or, view the Petition as filed at FERC's e-library, separated into to three parts:

http://elibrary.ferc.gov:0/idmws/file_list.asp?document_id=13631660

http://elibrary.ferc.gov:0/idmws/file_list.asp?document_id=13631617

http://elibrary.ferc.gov:0/idmws/file_list.asp?document_id=13631683

About Maine Public Service Company:

Maine Public Service Company, a subsidiary of Maine & Maritimes Corporation (AMEX: MAM), is a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated wholly-owned US subsidiary which focuses on such areas as transmission infrastructure to support wind generation, utility asset maintenance contracts, and other utility-related services. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

For More Information Contact:
Virginia R. Joles
Director
Economic and Community Development
Tel: 207-760-2418